MBI MORTGAGE SERVICES, LTD.

                          Audited Financial Statements

                               December 31, 2004

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                               TABLE OF CONTENTS

AUDITOR'S OPINION                                                              1

BALANCE SHEET                                                                  2

STATEMENT OF PARTNERS' EQUITY                                                  3

STATEMENT OF INCOME                                                            4

STATEMENT OF CASH FLOW                                                         5

NOTES TO FINANCIAL STATEMENTS                                                  6

COMPUTATIONS OF ADJUSTED NET WORTH                                             8

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                          INDEPENDENT AUDITORS' REPORT

To the Partners of
MBI Mortgage Services, Ltd.
Conroe, TX

We have audited the accompanying balance sheet of MBI Mortgage Services, Ltd. (a Texas Limited Partnership) as of December 31, 2004, and the related statements of income, partners' equity and cash flows for the year then ended. These financial statements are the responsibility of MBI Mortgage Services, Ltd. management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America and the standards applicable to financial audits contained in Government Auditing Standards, issued by the Comptroller General of the United States Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, an all material respects, the financial position of MBI Mortgage Services, Ltd., as of December 31, 2004, and the results of operations, changes in partners' equity and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Supplemental data presented in the Computation of Adjusted Net Worth have been subjected to the same audit procedures and, in our opinion, are presented fairly in all material respects in relation to the financial statements taken as a whole.

In accordance with Government Auditing Standards, we have also issued our report dated March 29, 2005 on our consideration of MBI Mortgage Services, Ltd. internal control and on our tests of its compliance with certain provisions of laws, regulations, contracts, and grants. That report is an integral part of the audit performed in accordance with Government Auditing Standards and should be read in conjunction with this report in considering the results of our audit.

Brimer, Hobbs and Perry
Certified Public Accountants
March 29, 2005


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                           MBI MORTGAGE SERVICES, LTD.
                                 BALANCE SHEET
                             As of December31, 2004

                                     ASSETS

CURRENT ASSETS
  Cash and Cash Equivalents                                           $  25,176
  Trade Accounts Receivable                                              24,235
  Prepaid Expenses and Other Assets                                       5,871
                                                                      ---------
    Total Current Assets                                                 55,282
                                                                      ---------

PROPERTY AND EQUIPMENT
  Furniture                                                              65,658
  Equipment                                                             128,314
  Land                                                                    1,500
                                                                      ---------
  Property and Equipment at Cost                                        195,472
    Less: Accumulated Depreciation                                     (160,546)
                                                                      ---------
      Net Property and Equipment                                         34,926
                                                                      ---------

OTHER ASSETS
  Deposits                                                                5,976
  Goodwill - Net                                                          2,760
                                                                      ---------
    Total Other Assets                                                    8,736
                                                                      ---------
      TOTAL ASSETS                                                    $  98,944
                                                                      =========

                        LIABILITIES AND PARTNERS' EQUITY

CURRENT LIABILITIES
  Trade Accounts Payable                                              $  41,167
                                                                      ---------
    Total Current Liabilities                                            41,167
                                                                      ---------
      Total Liabilities                                                  41,167
                                                                      ---------

PARTNERS' EQUITY
  Partners' Equity                                                       57,777
                                                                      ---------
    Total Partners' Equity                                               57,777
                                                                      ---------

TOTAL LIABILITIES AND
  PARTNERS' EQUITY                                                    $  98,944
                                                                      =========

                       See Notes to Financial Statements
                         Brimer, Hobbs and Perry, CPAs
                Arlington, Texas and Philadelphia, Pennsylvania


                                       2
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                           MBI MORTGAGE SERVICES, LTD.
                         STATEMENT OF PARTNERS' EQUITY
                      For The Year Ended December 31, 2004

                                    General         Limited
                                    Partner         Partners         Total
                                  -----------     -----------     -----------

Balance at Beginning of Year      $    (1,549)    $   112,447     $   110,898

Capital Contributed                         0               0               0

Distributions Paid                          0         (12,410)        (12,410)

Other Comprehensive

  Income (Losses):
    Comprehensive Income
  - Prior Years                             0               0               0

  Comprehensive Income

Net Income (Loss)                      (1,224)        (39,487)        (40,711)
                                  -----------     -----------     -----------

Balance at December 31, 2004      $    (2,773)    $    60,550     $    57,777
                                  ===========     ===========     ===========

                       See Notes to Financial Statements
                          Brimer, Hobbs and Perry, CPAs
                 Arlington, Texas and Philadelphia, Pennsylvania


                                       3
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                          MBI MORTGAGE SERVICES, LTD.
                              STATEMENT OF INCOME
                      For The Year Ended December 31, 2004

Revenue
  Operating Revenues                                                $ 1,665,641

General and Operating Expenses
  Salaries and Commissions                                              832,704
  Payroll Taxes and Benefits                                            287,704
  Loan Production Costs                                                 110,019
  General Office Expense                                                394,607
  Rent                                                                   62,225
  Amortization & Depreciation                                            14,322
                                                                    -----------

  Total Operating Expenses                                            1,701,581
                                                                    -----------

    Operating Income (Loss)                                             (35,940)
                                                                    -----------

Other Income and (Expense)
  Loss on Sale of Investments                                            (4,962)
  Interest Income                                                           191
                                                                    -----------

    Total Other Income and (Expense)                                     (4,771)
                                                                    -----------

      Net Income (Loss)                                             $   (40,711)
                                                                    ===========

                       See Notes to Financial Statements
                         Brimer, Hobbs and Perry, CPAs
                 Arlington, Texas and Philadelphia, Pennsylvania


                                       4
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                          MBI MORTGAGE SERVICES, LTD.
                            STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                                        $   (40,711)

  Adjustments to reconcile Net Income
      to net Cash provided by
      (used in) operating activities:
    Depreciation and Amortization                                        14,322

  Decrease (Increase) in Operating Assets
    Accounts Receivable                                                  52,254
    Other                                                                 5,676
  Increase (Decrease) in Operating Liabilities
    Accounts Payable                                                     23,026
    Accrued Liabilities                                                 (17,786)
                                                                    -----------
      Total Adjustments                                                  77,492
                                                                    -----------

    Net Cash Provided By (Used in)
    Operating Activities                                                 36,781

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital Expenditures                                                   (1,242)
                                                                    -----------

    Net Cash Provided By (Used In)
    Investing Activities                                                 (1,242)

CASH FLOWS FROM FINANCING ACTIVITIES
  Distributions Paid to Partners                                        (12,410)
                                                                    -----------

    Net Cash Provided By (Used In)
    Financing Activities                                                (12,410)
                                                                    -----------

NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS                                                     23,129

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                          2,047
                                                                    -----------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                          $    25,176
                                                                    ===========

                       See Notes to Financial Statements
                         Brimer, Hobbs and Perry, CPAs
                 Arlington, Texas and Philadelphia, Pennsylvania


                                       5
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                          MBI MORTGAGE SERVICES, LTD.
                          Notes to Financial Statements
                                December 31, 2004

Note A: Summary of Significant Accounting Policies

MBI Mortgage Services, Ltd. (MBI) was organized in the state of Texas on December 23, 1998, as a limited partnership. The Company is in the business of originating and selling single-family residential mortgages, some of which are government - insured through the U.S. Department of Housing and Urban Development. The Company's assets, liabilities, income and expenses are recognized on the accrual basis of accounting. The fiscal year of the Company ends on the last day of December.

The general partners of MBI are MBI Mortgage Management Corp (a Texas corporation), Acorn Corp (a Nevada Corp), and Rosebud Corp (a Nevada Corp). The General Partners own a total 3% interest in the partnership. Net earnings and losses of the partnership are allocated 3% to the general partners and 97% to the limited partners.

Revenues are primarily earned from loan origination fees, discounts and gain on sale of loans. Recognition of income occurs when a loan is settled and sold to investor companies.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

Note B: Property and Equipment

Property and equipment are stated at their historical costs. Depreciation is computed on the accelerated and straight-line basis for financial reporting purposes. Lives for depreciation are from five to ten years. Expenses for maintenance and repairs are charged to operations as incurred. Expenditures for additions, improvements, and replacements are added to the property and equipment accounts. Retired assets are eliminated from the assets accounts and the related amounts of accumulated depreciation are eliminated from the accumulated depreciation accounts. Gains and losses from disposals are included in earnings.

Note D: Goodwill

Goodwill was acquired in connection with purchase of certain assets of a mortgage broker on January 25, 1995. Goodwill is being amortized over a fifteen year period.


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                           MBI MORTGAGE SERVICES, LTD.
                          Notes to Financial Statements
                                December 31, 2004

Note E: Income Taxes

The Company is taxable under Federal tax law as a Limited Partners hip, and ordinarily, has no liability for taxes on its income. The taxable income of the Company is reportable to the Partners on their respective income tax returns.

Note F: U.S. Dept. of Housing and Urban Development Adjusted Net Worth
Requirement

The Company has approval from HUD to originate single-family home mortgages under its loan correspondent program. For continuing HUD approval, the Company is required by regulations to maintain a minimum net worth (as defined in the regulations) of $63,000 (see Computation of Adjusted Net Worth in the Supplemental data with these financial statements).

The net worth shortage was $7,983 as of December 31, 2004. As of March 29, 2005, the Company was in compliance with the required net worth.

Note G: Operating Lease Obligations

The Company leases its offices from a third party on a month to month basis. For the years ended December 31, 2004, the amount of this expense totaled $58,626.

As of December 31, 2004, the Company was labile on an operating lease for office equipment. The lease is payable in monthly installments of $270 and expires in October, 2007.

                                        Minimum Annual
                      Year                  Amount
                      ----                  ------
                      2004                  $3,240
                      2005                   3,240
                      2006                   3,240
                      2007                   2,700

Note H: Financial Instruments

The Company's financial instruments consist of its cash, trade accounts receivable, and investments.

The Company maintains its cash in bank deposit accounts which, at times, may exceed Federally insured limits. Through December 31, 2004, the Company has not experienced any losses in such accounts and does not believe it is subject to any credit risks involving cash. None of the Company's cash is restricted.

The Company's trade accounts receivable are a result of loans submitted to lending institutions for origination fees, most of which are located throughout the Houston, TX metropolitan area. Management believes it accounts receivable are fairly stated at estimated net realizable amounts and, accordingly, an allowance for doubtful accounts has not been provided.

During the year, the Company invested in corporate common stocks which were of investment grade quality securities. These securities are subject to market fluctuations. The realized loss has been recorded as other expense. At December 31, 2004, the Company had no investments in marketable securities.


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                           MBI MORTGAGE SERVICES, LTD.
               Computation of Adjusted Net Worth for Approval and
                        Recertification of Nonsupervised
                               Loan Correspondents
                             As of December 31, 2004

Home Office                                                           $  63,000
  Plus Branch Offices                                                         0
                                                                      ---------
Net Worth Required                                                    $  63,000
                                                                      =========

Total Stockholders' Equity
  Per Balance Sheet                                                   $  57,777

  Less: Unacceptable Assets

    Goodwill                                                 2,760        2,760
                                                         ---------    ---------

      Total Deductions                                                    2,760
                                                                      ---------

    Plus (Less) GAAP Adjustments
      Not Required By HUD

      Other Comprehensive Income - Prior Year                                 0
      Other Comprehensive Income - Current Year                               0
                                                                      ---------

Adjusted Net Worth for HUD
  Requirements                                                        $  55,017
                                                                      =========

Adjusted Net Worth
  Below Amount Required                                               $  (7,983)
                                                                      =========

                        See Notes to Financial Statements
                          Brimer, Hobbs and Perry, CPAs
                Arlington, Texas and Philadelphia, Pennsylvania


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